UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TAX FREE FUND FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Ocean Capital LLC
William Heath Hawk

Roxana Cruz-Rivera

Mojdeh L. Khaghan

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On July 27, 2023, Ocean Capital LLC (“Ocean Capital”) issued the following press release, copies of which are filed herewith as Exhibit 1. Also on July 27, 2023, Ocean Capital made certain social media posts regarding its campaign on its Twitter page, https://twitter.com/OceanCapLLC, and its LinkedIn page, https://www.linkedin.com/company/oceancapital-llc. Screenshots of such social media posts are attached as Exhibit 2 and Exhibit 3, respectively.

Exhibit 1

Ocean Capital Warns UBS-Managed Closed-End Funds Not to Delay

August 3rd Annual Meetings

Demands PRITF VI and TFF Convene the Annual Meetings Within One Month of the Current Annual

Meeting Date, Should They Be Adjourned Due to Lack of Quorum

Highlights the UBS-Managed Funds’ Entrenchment Tactics and Attempts to Disenfranchise Shareholders,

Including by Refusing to Seat Ocean Capital’s Nominees Who Were Elected to the Boards of Three

Funds by a Wide Margin

SAN JUAN, Puerto Rico-- (BUSINESS WIRE)-- Ocean Capital LLC (collectively with its affiliates, “Ocean Capital” or “we”), a significant stockholder of numerous Puerto Rico closed-end bond funds (the “Funds”), which are managed or co-managed by an affiliate of UBS Financial Services Incorporated of Puerto Rico (“UBS”), today publicized letters sent to the Boards of Directors (the “Boards”) of Puerto Rico Residents Tax-Free Fund VI, Inc. (“PRITF VI”) and Tax-Free Fund for Puerto Rico Residents, Inc. (“TFF” and collectively with PRITF VI, the “Funds”) regarding the Funds’ upcoming annual meetings of shareholders (the “Annual Meetings”) scheduled for August 3, 2023.

The letters, which can be found here (PRITF VI / TFF) demand that, in the event the July 28, 2023 preliminary vote tallies indicate that voter turnout for the Annual Meetings is greater than 45% – just shy of quorum – the Funds must not adjourn the meeting for longer than one month.

W. Heath Hawk, managing member of Ocean Capital, commented:

“For over two years, Ocean Capital has been fighting for shareholder-driven change at nine of the UBS-managed funds, including PRITF VI and TFF. By nominating highly qualified and independent director candidates to the Boards of these Funds, we are giving shareholders the choice between entrenched, long-tenured directors who have overseen years of poor performance and corporate governance lapses and a new slate of directors focused on maximizing value for shareholders. Unfortunately, the Funds have continued to blatantly deny the rights of shareholders and dodge accountability by repeatedly delaying or adjourning the Annual Meetings, refusing to seat duly elected directors at three of the funds, including previous meetings of PRITF VI and TFF, and filing what we believe is baseless litigation against Ocean Capital and other shareholders.

That is why we are demanding that, if the Annual Meetings are adjourned again on August 3rd, they be reconvened within one month instead of the three-month adjournment the Funds typically employ. We believe that a one-month adjournment should give the Funds and Ocean Capital adequate time to solicit enough votes to reach a quorum. Anything longer would unnecessarily delay the Annual Meetings and further disenfranchise shareholders.”

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Ocean Capital’s nominees have been elected by shareholders at the following UBS-managed or co-managed closed-end Funds:

Puerto Rico Residents Tax-Free Fund VI, Inc. (2021)

Tax-Free Fund for Puerto Rico Residents, Inc. (2022)

Puerto Rico Residents Tax-Free Fund, Inc. (2021 and 2022)

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

To the Shareholders of PRITF VI:

Ocean Capital and the other participants in its solicitation (collectively, the “PRITF VI Participants”) have filed with the SEC a definitive proxy statement and accompanying form of BLUE proxy card to be used in connection with the solicitation of proxies from the shareholders of PRITF VI for its 2022 Annual Meeting. All shareholders of PRITF VI are advised to read the definitive proxy statement, any amendments or supplements thereto and other documents related to the solicitation of proxies by the PRITF VI Participants, as they contain important information, including additional information relating to the PRITF VI Participants and their direct or indirect interests, by security holdings or otherwise. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the PRITF VI Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

To the Shareholders of TFF:

Ocean Capital and the other participants in its solicitation (collectively, the “TFF Participants”) have filed with the SEC a definitive proxy statement and accompanying form of BLUE proxy card to be used in connection with the solicitation of proxies from the shareholders of TFF for its 2023 Annual Meeting. All shareholders of TFF are advised to read the definitive proxy statement, any amendments or supplements thereto and other documents related to the solicitation of proxies by the TFF Participants, as they contain important information, including additional information relating to the TFF Participants and their direct or indirect interests, by security holdings or otherwise. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the TFF Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

Contacts

For Investors:

Morrow Sodali

Mike Verrechia / Bill Dooley, 800-662-5200

ocean@investor.morrowsodali.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Ashley Areopagita, 646-386-0091

ckiaie@longacresquare.com / aareopagita@longacresquare.com

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Exhibit 2

Exhibit 3